Exhibit 99.1

National Waste Management Holdings Inc. Appoints Dali Kranzthor as Chief Financial Officer

Hernando, FL – August 24, 2016 – National Waste Management Holdings, Inc., (OTCQB: NWMH), today announced the appointment of Dali Kranzthor as Chief Financial Officer (CFO), effective August 18, 2016. Mr. Kranzthor brings considerable finance, accounting, audit, SEC compliance and strategic advisory experience.

Louis Paveglio, CEO of National Waste Management Holdings Inc., stated, “We are pleased to have Dali join our executive team. Dali brings over a decade of expertise in corporate finance with all aspects of audit, review, compliance and business advisory services, including years of experience as an outsourced chief financial officer for clients, as well as a deep knowledge of the waste management industry. He will be a significant asset to our business to accomplish our goal of growth through accretive acquisitions.

Prior to joining National Waste, Mr. Kranzthor was the director of audit and assurance and valuation services at a boutique accounting firm in St. Petersburg, FL serving several large private companies and high wealth individuals. Prior to working at this firm, he worked as the interim CFO of a public company that develops telecommunications devices and services in Miami, FL. He founded a PCAOB registered accounting Firm in Tampa, FL and worked as a manager at a regional accounting firm located in Tampa and headquartered in New York. Mr. Kranzthor is proficient in valuing companies as a certified valuation analyst and has assisted clients in this capacity with mergers and acquisitions and tax compliance. He has extensive experience with both privately held and publicly held companies. Mr. Kranzthor graduated with a Bachelor of Science Degree in Accounting from the Florida State University.

About National Waste Management Holdings Inc.:

National Waste Management Holdings Inc., is a growing and emerging vertically integrated solid waste management company with a concentration on C&D collection, hauling and recycling. National Waste services Florida’s west coast and upstate New York and is a distinguished leader in solid waste services. More information may be found at the Company’s website: www.nationalwastemgmt.com.

Forward Looking Statements and Disclaimer

Statements made in this company update express the Company’s intentions, plans, beliefs, expectations or predictions of future events, are forward-looking statements. The words "believe," "expect," "intend," "estimate," "anticipate," "will" and similar expressions are intended to further identify such forward-looking statements, although not all forward-looking statements contain these identifying words. Those statements are based on many assumptions and are subject to many known and unknown risks, uncertainties and other factors that could cause the Company's actual activities, results or performance to differ materially from those anticipated or projected in such forward-looking statements. In addition, you should review the Company's periodic reports also that are available at http://www.sec.gov. The Company cannot guarantee future financial results; levels of activity, performance or achievements and investors should not place undue reliance on the Company's forward-looking statements. No information contained in this press release should be construed as any indication whatsoever of the Company's future financial performance, future revenues or its future stock price. The forward-looking statements contained herein represent the judgment of the Company as of the date of this press release. The Company expressly disclaims any intent, obligation or undertaking to update or revise such forward-looking statements to reflect any change in the Company's business with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Investor Relations:

Natalya Rudman Crescendo Communications, LLC
(212) 671-1020, Ext:304
nwmh@crescendo-ir.com